                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement              [ ] Confidential, for Use by the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  ARQULE, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                                  ARQULE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         The 1999 Annual Meeting of Stockholders of ArQule, Inc., a Delaware corporation (the "Company"), will be held at The DoubleTree Guest Suites Hotel, 400 Soldiers Field Road, Boston, Massachusetts at 8:00 a.m. on Thursday, May 27, 1999 for the following purposes:

         1. To elect two directors to hold office for a term of three years and until their respective successors are elected and qualified.

         2. To transact such other business as may be in furtherance of or incidental to the foregoing or as may otherwise properly come before the meeting.

         Only stockholders of record at the close of business on April 8, 1999 will be entitled to vote at the meeting or any adjournment thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts 02108.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                             By order of the Board of Directors,


                                             MICHAEL LYTTON, Secretary

Dated: April 23, 1999

                                  ARQULE, INC.

                                200 Boston Avenue
                          Medford, Massachusetts 02155
                            Telephone: (781) 395-4100


                                 ---------------

                                 Proxy Statement

                                 ---------------


         The enclosed proxy is solicited on behalf of the Board of Directors of ArQule, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders to be held on Thursday, May 27, 1999, and at any adjournments thereof. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to security holders is April 23, 1999.

         The principal business expected to be transacted at the meeting, as more fully described below, will be the election of two directors.

         The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting.

         The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by officers and employees of the Company in person or by telephone.

                      VOTING SECURITIES AND VOTES REQUIRED

         Only stockholders of record at the close of business on April 8, 1999 will be entitled to vote at the meeting. On that date, the Company had outstanding 12,519,596 shares of Common Stock, $0.01 par value (the "Common Stock"), each of which is entitled to one vote. A majority in interest of the outstanding Common Stock, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business. A plurality of the votes cast is required to elect the nominees for director. Broker non-votes will not be counted in determining the shares entitled to vote nor treated as votes cast. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on the matter from the customer, is barred by applicable rules from exercising discretionary voting authority in the matter, and so indicates on the proxy. Abstentions will not be treated as votes cast in the election of directors.

                              ELECTION OF DIRECTORS

         The number of directors is fixed at seven for the coming year and is divided into three classes. At the meeting, directors will be elected to hold office for three years and until their successors are elected and qualified. Drs. Patrick Gage and Michael Rosenblatt, who are presently serving as directors, have been nominated for re-election by the Board of Directors. Unless the enclosed proxy withholds authority to vote for one or all of the nominees or is a broker non-vote, the shares represented by such proxy will be voted for the election of the directors as the Board's nominees. If either nominee is unable to serve, which is not expected, the shares represented by the enclosed proxy will be voted for such other candidate as may be nominated by the Board of Directors. The Company is currently conducting a search for a qualified candidate to fill the vacancy on the Board of Directors resulting from Dr. Adrian de Jonge's decision not to seek re-election. Until such time as such qualified candidate is identified and elected to the Board of Directors in accordance with the Company's Amended and Restated By-Laws, it is the intention of the Company to leave one vacancy on the Board of Directors.

         The following table contains certain information about the nominees for director and each other person whose term of office as a director will continue after the meeting.

                                                                                                            PRESENT
                                                                                                DIRECTOR     TERM
       NAME AND AGE                  BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS                  SINCE     EXPIRES
       ------------                  -------------------------------------------                --------    -------



Stephen M. Dow             Stephen M. Dow has been a director of the Company since                1993        2000
Age: 43                    its inception in December 1993. Since 1983, he has been a
                           general partner of Sevin Rosen Funds, a venture capital
                           investment firm. Mr. Dow serves as a director of Citrix
                           Systems, Inc., Corsair Communications, Inc. and several
                           privately held companies.

Allan R. Ferguson          Allan R. Ferguson has been a director of the Company since             1993        2001
Age: 56                    its inception in December 1993. He has been a general
                           partner of Atlas Venture since 1993 and managing partner
                           of Aspen Ventures since 1991, both venture capital firms.
                           From 1986 through 1991, Mr. Ferguson was the President of
                           3i Ventures, a venture capital firm. Prior to his venture
                           capital experience, Mr. Ferguson held senior level
                           positions in operations at Johnson & Johnson and Damon
                           Biotech. Mr. Ferguson serves as a director of AutoImmune
                           Inc. and several privately held companies.

                                                                                                            PRESENT
                                                                                                DIRECTOR     TERM
       NAME AND AGE                  BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS                  SINCE     EXPIRES
       ------------                  -------------------------------------------                --------    -------



L. Patrick Gage, Ph.D.*    L. Patrick Gage, Ph.D. has been a director of the Company              1998        1999
Age: 56                    since January 1998. Since March 1998, Dr. Gage has been
                           the President of Wyeth-Ayerst Research, a division of
                           American Home Products Corporation, a pharmaceutical
                           company. Prior to that, Dr. Gage had been employed by
                           Genetics Institute, Inc., a biopharmaceutical company,
                           since 1989 in a variety of positions, most recently as
                           President.

Dr. Stephen A. Hill+       Dr. Stephen A. Hill was appointed President and Chief                  1999        2000
Age: 40                    Executive Officer and elected as director of the Company
                           effective April 1, 1999. From September 1989 to March
                           1999, Dr. Hill served in various capacities in the United
                           Kingdom and Switzerland for Roche Ltd., most recently as
                           the Head of Global Drug Development at F. Hoffman-La
                           Roche, Ltd.

Joseph C. Hogan, Jr.,      Joseph C. Hogan, Jr., Ph.D. is a founder of the Company and            1993        2001
Ph.D.                      has served as the Chief Scientific Officer and Senior Vice
Age: 57                    President of Research and Development since its inception
                           in December 1993. Dr. Hogan has served as the Chairman of
                           the Board since January 1996. From 1990 until he founded
                           the Company, Dr. Hogan was the founder and president of
                           Applied Modular Chemistries, Inc., a chemistry company.

                                                                                                            PRESENT
                                                                                                DIRECTOR     TERM
       NAME AND AGE                  BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS                  SINCE     EXPIRES
       ------------                  -------------------------------------------                --------    -------

Michael Rosenblatt,        Michael Rosenblatt, M.D. has been a director of the Company            1998        1999
M.D.*                      since April 9, 1998. Since 1992, Dr. Rosenblatt has been
Age: 51                    the Robert H. Ebert Professor of Molecular Medicine at the
                           Harvard Medical School, Chief of the Division of Bone and
                           Mineral Metabolism at Beth Israel Hospital, and the
                           director of the Harvard-MIT Division of Health Sciences
                           and Technology. Since 1993, he has also been a faculty
                           member in the department of Biological Chemistry and
                           Molecular Pharmacology, Biological and Biomedical Sciences
                           Program of the Division of Medical Sciences at Harvard
                           University. Since 1996, he has been the executive director of the Harvard/Beth Israel Deaconess Mount Auburn
                           Institute for Education and Research and a Harvard faculty dean for academic programs at the Beth Israel Deaconess
                           Medical Center. Prior to 1992, Dr. Rosenblatt was the
                           Senior Vice President for Research at Merck Sharp & Dohme
                           Research Laboratories, a pharmaceutical company. Dr.
                           Rosenblatt serves as a director of Creative Biomolecules,
                           Inc. and certain privately held companies.

  *  Nominee for election as director

  + Dr. Hill filled the vacancy on the Board of Directors created by the resignation of Mr. Eric B. Gordon.


COMMITTEES OF THE BOARD

         The Audit Committee, which in 1998 consisted of Mr. Allan Ferguson and Dr. Adrian de Jonge, who served as a director for the Company during 1998, is responsible for providing the Board of Directors with an independent review of the financial health of the Company and its financial controls and reporting. Its primary functions are to recommend independent auditors to the Board of Directors, review the results of the annual audit and the auditors' reports, and ensure the adequacy of the Company's financial controls and procedures. The Audit Committee met five times in 1998. The Company is currently considering which director will fill the vacancy on the Audit Committee created by Dr. de Jonge's decision not to seek re-election in 1999. The Compensation Committee, which in 1998 consisted of Messrs. Ferguson, Gage and Dow, acts for the Board of Directors with respect to the Company's compensation practices and their implementation. It sets and implements the compensation of the Company's officers and administers the Amended and Restated 1994 Equity Incentive Plan and the 1996 Employee Stock Purchase Plan. The Compensation Committee held six meetings in 1998. The entire Board of Directors functions as a nominating committee, considering nominations submitted to the Chairman of the Board. The Board of Directors held six meetings during 1998, and each director attended at least 75% of all meetings of the Board and of all committees of the Board on which he served, except Mr. Dow and Dr. de Jonge, who attended 66% and 55% of the aggregate of such meetings, respectively. Drs. Gage and Rosenblatt were elected to the Board in January and April of 1998, respectively, and each attended at least 75% of all such meetings held during their respective terms as directors.

DIRECTOR COMPENSATION

         The directors of the Company do not receive additional compensation for their services as directors. However, all directors who are not employees of the Company are currently eligible to participate in the Amended and Restated 1996 Director Stock Option Plan (the "Director Plan").

         The Director Plan provides that each director who is not an employee of the Company and is serving as a director prior to and immediately after any annual meeting of stockholders (whether or not a director is being re-elected) receives an automatic grant of an option to purchase 3,500 shares of Common Stock. This option is fully exercisable on the date of grant. In addition, upon the initial election of a director who is not an employee of the Company, such director receives an automatic grant of an option to purchase 7,500 shares of Common Stock. This option becomes exercisable with respect to 2,500 shares on the date of the Company's next annual meeting of stockholders and each of the next two annual meetings of stockholders following such annual meeting, so long as the director remains in office. The options have a term of ten years and an exercise price equal to the closing price of the Common Stock as reported by the Nasdaq National Market on the last trading day prior to the date of grant. The Director Plan authorizes the grant of stock options to purchase up to a maximum of 125,000 shares of Common Stock (subject to adjustments for stock splits and similar capital changes).

         Messrs. Gage and Rosenblatt each received an option to purchase 7,500 shares of Common Stock on their election to the Board in January and April 1998, respectively. Messrs. Ferguson, Dow, de Jonge, Gage and Rosenblatt each received grants of options to purchase 3,500 shares of Common Stock in May 1998.

                             STOCK PERFORMANCE GRAPH

         The following graph shows the cumulative total stockholder return on the Company's Common Stock over the period from October 16, 1996 (the first trading day of the Company's Common Stock) to December 31, 1998, as compared with that of the Nasdaq Stock Market Index and the Nasdaq Pharmaceuticals Index, based on an initial investment of $100 in each on October 16, 1996. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, and assumes reinvestment of dividends.

                    COMPARISON OF CUMULATIVE TOTAL RETURN OF
          ARQULE, INC., NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX AND
                          NASDAQ PHARMACEUTICALS INDEX


                              [PERFORMANCE GRAPH]


--------------------------------------------------------------------------------------------------------
                                                 10/16/96       12/31/96        12/31/97        12/31/98
--------------------------------------------------------------------------------------------------------
ArQule, Inc.                                        100          118.868         173.117         37.268
--------------------------------------------------------------------------------------------------------
Nasdaq Stock Market (U.S. Companies) Index*         100          106.086         130.150         182.957
--------------------------------------------------------------------------------------------------------
Nasdaq Pharmaceuticals Index*                       100          101.601         104.908         134.289
--------------------------------------------------------------------------------------------------------

*  The return to the Nasdaq Indices commences on October 31, 1996.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee Report set forth below describes the compensation policies applicable to executive officers of the Company, including Mr. Eric B. Gordon, the Company's Chief Executive Officer during 1998.

         Overall Policy. The Company's executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plan that tie a portion of executive compensation to the Company's success in meeting specified performance goals. In addition, through the use of stock options, the Company ensures that a part of the executives' compensation is closely tied to appreciation in the Company's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests through equity based plans and, finally, to provide a compensation package that recognizes individual contributions as well as overall business results.

         The Compensation Committee determines the compensation of all corporate officers, including the six most highly compensated corporate executives named in the Summary Compensation Table. The Compensation Committee takes into account the views of the Company's Chief Executive Officer and reviews a number of compensation surveys to ensure the competitiveness of the compensation offered by the Company for the purposes of recruiting and retaining key management.

         The key elements of the Company's executive compensation consist of base salary and stock options. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Gordon in 1998, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including insurance and other employee benefits.

         Base Salaries. Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, the Compensation Committee considers generally available information regarding salaries prevailing in the industry, but does not utilize any particular indices or peer groups.

         Annual salary adjustments are determined by evaluating the financial performance of the Company and of particular aspects of the business under the control of the particular executive officer. The Compensation Committee, where appropriate, also considers non-financial performance measures. These non-financial performance measures may include such factors as efficiency gains, new responsibilities assumed by the executive, quality improvements and improvements in relations with collaborators and employees. No particular weight is given to any of these non-financial factors.

         The base salary for 1998 for each of the executive officers, including Mr. Gordon, was based on the performance of the individual as well as a review of compensation paid to persons holding comparable positions in other biotechnology companies. Mr. Gordon was paid a base salary of $261,942 for 1998, an increase of 6% over his paid $246,694 base salary for 1997. A resignation agreement was executed in September 1998 by Mr. Gordon and the Company pursuant to which Mr. Gordon received $265,428, which was equal to his approximate annual base salary plus the cash value of accrued vacation. The resignation agreement also provided for the accelerated vesting of Mr. Gordon's options to purchase 193,717 shares of Common Stock and the forgiveness, on January 11, 2000, of an outstanding loan balance of $166,667, plus accrued interest thereon, owed by Mr. Gordon to the Company in connection with a loan made to Mr. Gordon by the Company in June 1996. Pursuant to the resignation agreement, the Company also reimbursed Mr. Gordon $10,000 for attorneys' and financial planning fees incurred by him in connection with the negotiation and execution of the agreement.

         Stock Options. Under the Company's Amended and Restated 1994 Equity Incentive Plan, stock options are granted to the Company's executive officers. Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant and vest over various periods of time, normally four years or upon the achievement of specified milestones. Stock option grants are designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation is achieved, and, once achieved, is maintained and improved upon. In determining the amount of such grants, the Compensation Committee evaluates the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in prior years, and also takes into account the size of the officer's awards in the past.

         Conclusion. As described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock appreciation. The Compensation Committee intends to continue the policy of linking executive compensation to Company performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

                                    By the Compensation Committee,

                                    Stephen M. Dow
                                    Allan R. Ferguson
                                    L. Patrick Gage

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table provides summary information on the cash compensation and certain other compensation paid, awarded, or accrued by the Company and its subsidiaries to or for the Chief Executive Officer of the Company and each of the Company's other executive officers whose total salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1998 (collectively, the "Named Executive Officers").

                                                           ANNUAL COMPENSATION                LONG-TERM
                                               ------------------------------------------    COMPENSATION
                                                                                                AWARDS
                                                                                             ------------
                                                                             OTHER ANNUAL     SECURITIES
                                                                             COMPENSATION     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR     SALARY($)    BONUS        ($)          OPTIONS(#)   COMPENSATION($)
---------------------------                    ----     ---------    -----   ------------    ------------   ---------------

Dr. Stephen A Hill (1) ......................    --           --       --            --              --             --
  President and Chief Executive Officer

Eric B. Gordon (2) ..........................  1998     $261,942       --            --              --       $457,194(3)
  President and Chief Executive Officer        1997     $246,694       --            --              --       $ 88,336(4)
                                               1996     $219,808       --      $143,113(5)      464,920             --

Joseph C. Hogan, Jr., Ph.D ..................  1998     $215,922       --            --           7,099       $ 30,000(6)
  Chairman of the Board, Senior Vice           1997     $203,892       --            --          35,200       $ 30,000(6)
  President of Research and Development        1996     $171,308       --           435(7)           --       $ 30,000(6)
  and Chief Scientific Officer

James R. Fitzgerald, Jr.(8) .................  1998     $167,585       --            --          12,099             --
  Vice President, Chief Financial              1997     $154,376       --            --          11,880             --
  Officer and Treasurer                        1996     $ 51,346       --            --          50,000             --

Robert F. Tilton, Jr., Ph.D .................  1998     $150,000       --            --          30,082       $  3,600(9)
  Vice President, Chemical Design,             1997     $ 48,012       --            --          50,000       $  5,760(9)
  Informatics and Discovery                    1996           --       --            --              --             --

Michael D. Rivard ...........................  1998     $138,997       --            --          34,531             --
  Vice President, Legal, and General           1997     $101,225       --            --          50,000             --
  Counsel                                      1996           --       --            --              --             --

John M. Sorvillo, Ph.D ......................  1998     $140,543       --            --          12,099             --
  Vice President, Business Development         1997     $133,091       --            --          18,975             --
                                               1996     $115,224       --            --          25,000             --

---------------------

(1) Dr. Hill joined the Company as President and Chief Executive Officer effective April 1, 1999. His annual base salary is $300,000.

(2) Mr. Gordon commenced employment with the Company in January 1996. Terms of his employment are described under "Executive Employment Agreements." Mr. Gordon terminated employment with the Company in March 1999. Terms of his resignation agreement are described under "Executive Employment Agreements."

(3) A resignation agreement was executed in September 1998 by Mr. Gordon and the Company pursuant to which Mr. Gordon received $265,428, which was equal to his approximate annual base salary plus the cash value of accrued vacation. The resignation agreement also provided for the forgiveness, on January 11, 2000, of an outstanding loan balance of $166,667, plus accrued interest thereon, owed by Mr. Gordon to the Company in connection with a loan made to Mr. Gordon by the Company in June 1996. Pursuant to the resignation agreement, the Company also reimbursed Mr. Gordon $10,000 for attorneys' and financial planning fees incurred by him in connection with the negotiation and execution of the agreement.

(4) Consists of amount of indebtedness owed by Mr. Gordon on February 15, 1998 to the Company, in connection with a loan made to Mr. Gordon by the Company in June 1996, that was forgiven by the Company upon the achievement of certain milestones by Mr. Gordon in the fiscal year ended December 31, 1997.

(5) Consists of reimbursement of relocation expenses incurred by Mr. Gordon during the fiscal year ended December 31, 1996 in connection with his becoming an employee of the Company.

(6) Consists of amount of indebtedness owed by Dr. Hogan to the Company that was forgiven by the Company during the fiscal years ended December 31, 1996, 1997 and 1998.

(7) Consists of Medicare taxes owed by Dr. Hogan that were paid by the Company.

(8) Mr. Fitzgerald commenced employment with the Company in July 1996. Terms of his employment are described under "Executive Employment Agreements."

(9) Consists of reimbursement of relocation and temporary living expenses incurred by Dr. Tilton during the fiscal year ended December 31, 1998 and 1997 in connection with his becoming an employee of the Company.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1998 by the Company to the Named Executive Officers:

                                                         PERCENT OF                              POTENTIAL REALIZABLE
                                          NUMBER OF         TOTAL                                  VALUE OF ASSUMED
                                          SECURITIES       OPTIONS      EXERCISE                    ANNUAL RATES OF
                                          UNDERLYING       GRANTED       OR BASE                      STOCK PRICE
                                           OPTIONS      EMPLOYEES IN      PRICE      EXPIRATION    APPRECIATION FOR
                                         GRANTED (#)     FISCAL YEAR   ($/SHARE)(2)     DATE        OPTION TERM (1)
                                         -----------    ------------   ------------  ----------  --------------------
                                                                                                   5%($)      10%($)
                                                                                                  -------    --------

Dr. Stephen A. Hill..............             --               --             --           --          --          --

Eric B. Gordon...................             --               --             --           --          --          --

James R. Fitzgerald, Jr..........          5,000(4)          0.31%       $ 6.375      9/24/08    $ 20,046    $ 50,801
                                           7,099(3)          0.44%       $17.375      1/21/08    $ 77,571    $196,580

Joseph C. Hogan, Jr., Ph.D.......          7,099(3)          0.44%       $17.375      1/21/08    $ 77,571    $196,580

Michael D. Rivard................         28,000(4)          1.74%       $ 6.375      9/24/08    $112,258    $284,483
                                           6,531(3)          0.41%       $17.375      1/21/08    $ 71,365    $180,852

John M. Sorvillo, Ph.D...........          5,000(4)          0.31%       $ 6.375      9/24/08    $ 20,046    $ 50,801
                                           7,099(3)          0.44%       $17.375      1/21/08    $ 77,571    $196,580

Robert F. Tilton, Jr., Ph.D......         28,000(4)          1.74%       $ 6.375      9/24/08    $112,258    $284,483
                                           2,082(3)          0.13%       $17.375      1/21/08    $ 22,750    $ 57,653

---------------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying Common Stock. No gain to the optionees is possible without an increase in price of the underlying Common Stock, which will benefit all stockholders proportionately.

(2) The exercise price of these options is equal to the fair market value of the Company's Common Stock on the date of grant, as determined by the Company's Compensation Committee.

(3) These options were granted under the Company's Amended and Restated 1994 Equity Incentive Plan and become exercisable as to 50% of the shares on January 21, 1998 and as to 50% of the shares on January 21, 1999.

(4) These options were granted under the Company's Amended and Restated 1994 Equity Incentive Plan and become exercisable as to 25% of the shares on each of September 24, 1999, 2000, 2001 and 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 1998. No options were exercised during the fiscal year ended December 31, 1998 by any Named Executive Officer.

                                                                               NUMBER OF SECURITIES
                                               SHARES                              UNDERLYING               VALUE OF UNEXERCISED
                                              ACQUIRED          VALUE          UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                           ON EXERCISE(#)  REALIZED($)(1)    AT FISCAL YEAR-END(#)(1)     AT FISCAL YEAR-END($)(2)
                                           --------------  --------------   --------------------------  ---------------------------
                                                                            Exercisable  Unexercisable  Exercisable   Unexercisable
                                                                            -----------  -------------  -----------   -------------

Dr. Stephen A. Hill .......................       --             --               --             --              --             --

Eric B. Gordon ............................       --             --          263,245        165,575(3)   $1,089,308     $  685,149

James R. Fitzgerald, Jr ...................       --             --           36,509         37,470              --             --

Joseph C. Hogan, Jr., Ph.D ................       --             --           27,133         15,166              --             --

Michael D. Rivard .........................       --             --           15,765         68,766              --             --

John M. Sorvillo, Ph.D ....................       --             --           47,512         33,562      $   77,588     $   25,863

Robert F. Tilton, Jr., Ph.D ...............       --             --           13,541         66,541              --             --

---------------------

(1) Based on the difference between the option exercise price of such options and the closing price of the underlying Common Stock on the date of exercise.
(2) Based on the difference between the option exercise price of such options and the closing price of the underlying shares of Common Stock on December 31, 1998 as reported by the Nasdaq National Market ($4.938).
(3) Pursuant to Mr. Gordon's resignation agreement, as of January 1999, all these options were exercisable. See "Executive Employment Agreements".

EXECUTIVE EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with Mr. Gordon, Mr. Fitzgerald and Dr. Stephen A. Hill, who was appointed President and Chief Executive Officer, effective April 1, 1999. As described below, the Company has also entered into a resignation agreement with Mr. Gordon.

         The Company had agreed to employ Mr. Gordon as President and Chief Executive Officer of the Company, effective January 2, 1996, at an annual salary of not less than $225,000. In connection with this agreement, Mr. Gordon was granted options to acquire 387,434 shares of Common Stock at $0.80 per share, which were to vest over four years, and options to acquire 77,486 shares of Common Stock at $0.80 per share, which were to vest upon the achievement of certain milestones. Mr. Gordon was also provided with moving and relocation allowances. The agreement provided for continued employment until termination by either party. Mr. Gordon resigned as the Company's President and Chief Executive Officer effective March 31, 1999. A resignation agreement was executed in September 1998 by Mr. Gordon and the Company pursuant to which Mr. Gordon received $265,428, which was equal to his approximate annual base salary plus the cash value of accrued vacation. The resignation agreement also provided for the accelerated vesting of Mr. Gordon's options to purchase 193,717 shares of Common Stock and the forgiveness (subject to certain conditions), on January 11, 2000, of an outstanding loan balance of $166,667, plus accrued interest thereon, owed by Mr. Gordon to the Company in connection with a loan made to Mr. Gordon by the Company in June 1996. The original principal amount of the loan was $250,000, of which $83,333, and certain interest thereon, was forgiven in 1998 in recognition of the achievement in 1997 of certain milestones. Pursuant to the resignation agreement, the Company also reimbursed Mr. Gordon $10,000 for attorneys' and financial planning fees incurred by him in connection with the negotiation and execution of the agreement.

         Under Mr. Fitzgerald's employment agreement, the Company agreed to employ Mr. Fitzgerald as Vice President and Chief Financial Officer of the Company, effective July 9, 1996, at an annual salary of not less than $150,000. Pursuant to the agreement, Mr. Fitzgerald was granted options, which vested over four years, to acquire 50,000 shares of Common Stock at $6.00 per share. The agreement provides for continued employment until termination by either party.

         The Company has also entered into an employment agreement with Dr. Hill, agreeing to employ him as President and Chief Executive Officer of the Company, effective April 1, 1999, at an initial annual salary of $300,000. Pursuant to the employment agreement, Dr. Hill was granted options, which vest over four years, to acquire 320,000 shares of Common Stock at $4.625 per share. The employment agreement provides that the Company pay Dr. Hill $100,000 for certain warrants he would have been entitled to had he remained with his prior employer. The agreement also requires (i) the payment of an annual bonus of up to $100,000 upon the achievement of certain milestones, which will be determined by the Board of Directors of the Company, and (ii) the payment of certain moving and relocation expenses. The agreement provides for continued employment until terminated by either party.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the fiscal year ended December 31, 1998, the Company's Compensation Committee consisted of Messrs. Dow, Ferguson and Gage. None of the members of the Compensation Committee has been an officer or employee of the Company.

         Mr. Dow is a general partner of SRB Associates IV L.P., which is the general partner of Sevin Rosen Fund IV L.P., a venture capital firm and a principal stockholder of the Company. Mr. Ferguson is a general partner of Atlas Venture Associates II, L.P., which is the general partner of Atlas Venture Fund II, L.P., a venture capital firm and a principal stockholder of the Company. See "Share Ownership."

         On March 5, 1998, L. Patrick Gage, Ph.D., a director of the Company, was appointed the President of Wyeth-Ayerst Research ("Wyeth-Ayerst"), a division of American Home Products Corporation ("American Home Products") after the merger of American Home Products and Genetics Institute, Inc., of which Mr. Gage was President. Wyeth-Ayerst and the Company entered into a collaborative agreement in July 1997, pursuant to which Wyeth-Ayerst subscribed to the Company's Mapping Array Program and had committed to Wyeth-Ayerst a minimum number of Directed Array Programs. Under the collaborative agreement, Wyeth-Ayerst will pay the Company up to approximately $28 million, which includes a $2 million equity investment paid to the Company in June of 1998 and further payments to the Company throughout the five year collaboration as development milestones are reached. In addition, the Company will be entitled to royalties from sales of any products emanating from this collaboration.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Loan to Mr. Gordon. The Company, in July 1996, made a loan in the amount of $250,000 to Eric B. Gordon, the President, Chief Executive Officer and a director of the Company during 1998. The loan is secured by shares of Common Stock issuable to Mr. Gordon upon the exercise of stock options and as represented by a promissory note. The first of three equal annual installments on the note became due in February 1998. In light of the achievement of certain milestones by Mr. Gordon, the Company forgave principal of $83,333 and interest of $5,003 of the first installment payment of approximately $106,004. The remaining principal of $166,667 and any accrued interest will be forgiven on January 11, 2000 pursuant to Mr. Gordon's resignation agreement, assuming certain post-employment conditions are satisfied by Mr. Gordon.

         Loan to Dr. Hogan. The Company, in November 1995, made a loan in the amount of $120,000 to Dr. Hogan. The loan is represented by a promissory note and is secured by shares of Common Stock issuable to Dr. Hogan. The loan bears interest at the lowest applicable federal rate of interest as published by the Internal Revenue Service. The original principal amount of the loan is forgiven at a rate of 25% per year on each anniversary date of the note as long as Dr. Hogan is employed by the Company. As of April 8, 1999, $90,000 of the principal amount of the loan has been forgiven by the Company. The remaining principal and accrued interest is currently outstanding.

                                 SHARE OWNERSHIP

         The following table and footnotes set forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 8, 1999, by (i) persons known by the Company to be beneficial owners of more than 5% of the Common Stock, (ii) the Named Executive Officers, (iii) the directors and nominees for election as directors of the Company, and (iv) all current executive officers and directors as a group.

                                                              SHARES BENEFICIALLY OWNED (1)
                                                              -----------------------------
5% STOCKHOLDERS                                                NUMBER               PERCENT
---------------                                               ---------             -------
Atlas Venture (2).....................................        1,154,480              9.22%
   222 Berkeley Street
   Boston, MA  02116

Physica B.V. (3)......................................          907,734              7.25%
   C.J. van Houtenlaan, 36
   1381 CD Weiss
   The Netherlands
Sevin Rosen Fund IV L.P. (4)..........................          658,113              5.26%
   13455 Noel Road, Suite 1670
   Dallas, TX  75240

The Kaufman Fund, Inc. (5)............................        2,339,300             18.69%
   140 E. 45 Street, 43rd Floor
   New York, NY  10017

DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------
Stephen M. Dow (6)....................................          734,427              5.86%
Allan R. Ferguson (7).................................          682,310              5.44%
L. Patrick Gage, Ph.D. (8)............................           12,000                *
Dr. Stephen A. Hill...................................               --                --
Adrian de Jonge, Ph.D. (9)............................           24,500                *
Michael Rosenblatt, M.D. (10).........................           12,000                *
Eric B. Gordon (11)...................................          421,420              3.33%
Joseph C. Hogan, Jr., Ph.D. (12)......................          483,770              3.85%
James R. Fitzgerald, Jr. (13).........................           50,893                *
Michael D. Rivard (14)................................           33,632                *
Robert F. Tilton, Jr., Ph.D.(15)......................           16,013                *
John M. Sorvillo, Ph.D.(16)...........................           59,341                *
All current directors and executive officers
  as a group (10 persons) (17)........................        2,084,386             16.32%

---------------------

* Indicates less than 1%

(1) The persons and entities named in the table have sole voting and investment power with respect to the shares beneficially owned by them, except as noted below. Share numbers include shares of Common Stock issuable pursuant to the outstanding options that may be exercised within sixty (60) days after April 8, 1999.

(2) Consists of (i) 664,310 shares owned by Atlas Venture Fund II, L.P. ("Atlas Venture Fund"), (ii) 375,311 shares owned by Atlas Venture Europe Fund B.V. ("Atlas Europe"), and (iii) 114,859 shares owned by Atlas InvesteringsGroep ("AIG," collectively, with Atlas Venture Fund and Atlas Europe, "Atlas Venture"). The voting and investment discretion over the shares owned by Atlas Venture Fund is exercised by the general partners of Atlas Venture Associates II, L.P., its general partner. The general partners of Atlas Venture Associates II, L.P. are Allan R. Ferguson, Barry J. Fidelman, Jean-Francois Formela and Christopher J. Spray. Because of this relationship, Allan R. Ferguson, a director of the Company, shares voting and investment discretion over such shares. Atlas Europe is a corporation wholly-owned by AIG. The voting and investment discretion over the shares owned by Atlas Europe is exercised by the managing director of AIG, Michiel A. de Haan. Three officers of AIG, Gerard H. Montanus, Hans Bosman, and Jaap van Hellemond, share voting and investment discretion with the managing director over the shares held by Atlas Europe. AIG is also a limited partner of Atlas Venture Fund.

(3) The voting and investment discretion over the shares owned by Physica B.V. is exercised by the sole director of Physica B.V., J.W.F. van Ingen.

(4) The voting and investment discretion over the shares owned by Sevin Rosen Fund IV L.P. ("Sevin Rosen") is exercised by the general partner of SRB Associates IV L.P., its general partner. The general partners of SRB Associates L.P. are Stephen M. Dow, Jon W. Bayless, Charles H. Phipps, Dennis J. Gorman, and John V. Jaggers. Because of this relationship, Stephen M. Dow, a director of the Company, shares voting and investment discretion over such shares.

(5) Information regarding the shares of Common Stock owned by The Kaufman Fund, Inc. is as of December 31, 1998 based on a Report of Institutional Investment Managers on Form 13F filed by Edgemont Asset Management Corporation, an institutional investment manager, with the Securities and Exchange Commission on February 15, 1999.

(6) Consists of (i) 18,000 shares of Common Stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 8, 1999, (ii) 58,314 shares of Common Stock held in a family trust for the benefit of Mr. Dow and his wife and (iii) 658,113 shares owned by or attributed to Sevin Rosen. Mr. Dow is a general partner of SRB Associates IV L.P. which is the general partner of Sevin Rosen. Mr. Dow disclaims beneficial ownership of the shares owned by or attributed to Sevin Rosen, except to the extent of his pecuniary interest therein. See footnote (4).

(7) Consists of (i) 18,000 shares of Common Stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 8, 1999 and (ii) 664,310 shares owned by Atlas Venture Fund. Mr. Ferguson is a general partner of Atlas Venture Associates II, L.P., which is the general partner of Atlas Venture Fund. Mr. Ferguson disclaims beneficial ownership of the shares owned by Atlas Venture Fund, except to the extent of his pecuniary interest therein. See footnote (2).

(8) Consists of 12,000 shares of Common Stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 8, 1999.

(9) Consists of (i) 14,500 shares of Common Stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 8, 1999 and (ii) 10,000 shares of Common Stock owned by Dr. de Jonge's wife.

(10) Consists of 12,000 shares of Common Stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 8, 1999.

(11) Consists of (i) 125,000 shares of Common Stock subject to options that are presently exercisable, (ii) 294,920 shares of Common Stock held individually by Mr. Gordon and (iii) 1,500 shares of Common Stock held in trust for the benefit of his children.

(12) Consists of (i) 42,299 shares of Common Stock subject to options that are presently exercisable, (ii) 342,793 shares held by The Hogan Family Limited Partnership, of which Dr. Hogan and his wife are the general partners, and (iii) 98,678 shares that represent Dr. Hogan's pro rata ownership interest in the shares currently owned by Legomer Technologies, Inc.

(13) Consists of (i) 5,660 shares of Common Stock held jointly by Mr. Fitzgerald and his wife and (ii) 45,233 shares of Common Stock subject to options that are presently exercisable.

(14) Includes 32,994 shares of Common Stock subject to options that are presently exercisable.

(15) Includes 15,836 shares of Common Stock subject to options that are presently exercisable.

(16) Includes 58,578 shares of Common Stock subject to options that are presently exercisable.

(17) Includes 254,940 shares of Common Stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 8, 1999. See footnotes (6), (7), (8), (10), (12), (13), (14),
         (15), and (16). Does not include footnotes (9) and (11) which represent the number of shares of Common Stock that are owned, or options presently exercisable, by Mr. Gordon and Dr. de Jonge, who are no longer with the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Company's executive officers and directors are required under
Section 16(a) of the Exchange Act to file reports of ownership of Company securities and changes in ownership with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company.

         Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during 1998 the executive officers and directors of the Company complied with all applicable Section 16(a) filing requirements.

                         INFORMATION CONCERNING AUDITORS

         The firm of PricewaterhouseCoopers LLP, independent accountants, has audited the Company's accounts since the inception of the Company and will do so for 1999. Representatives of PricewaterhouseCoopers LLP have been invited to attend the Annual Meeting.

                              STOCKHOLDER PROPOSALS

         The Company has not yet determined the date for its 2000 Annual Meeting of Shareholders. The Company's Amended and Restated By-Laws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to the Secretary of the Company not less than 45 days before the meeting, unless less than 60 days' notice or public disclosure of the meeting is given, in which case the stockholder's notice must be received within 15 days after such notice or disclosure is given. The notice must contain specified information about the proposed business or nominee and the stockholder making the proposal or nomination. Once the Company has fixed the date of the 2000 Annual Meeting of Stockholders, it will announce in the earliest possible quarterly report on Form 10-Q that date and the date by which notice of a stockholder proposal or director nomination must be received.

         If any stockholder intends to present a proposal at the 2000 Annual Meeting of Stockholders and desires that it be considered for inclusion in the Company's proxy statement and form of proxy, it must be received by the Company at 200 Boston Avenue, Medford, Massachusetts, 02155, attention: James R. Fitzgerald, Jr., no later than December 24, 1999.

                                  OTHER MATTERS

         The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

         IN ADDITION TO THE COMPANY'S ANNUAL REPORT, WHICH HAS BEEN MAILED TO STOCKHOLDERS, ANY HOLDER OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K SHOULD BE ADDRESSED TO JAMES R. FITZGERALD, JR., CHIEF FINANCIAL OFFICER, ARQULE, INC., 200 BOSTON AVENUE, MEDFORD, MASSACHUSETTS, 02155.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                                  ARQULE, INC.

                                  MAY 27, 1999







                Please Detach and Mail in the Envelope Provided

      PLEASE MARK YOUR
A [X] VOTES AS IN THIS
      EXAMPLE.


                                WITHHELD
                      FOR       from both
                 both nominees  nominees

Proposal to           [ ]          [ ]     NOMINEES:  L. Patrick Gage, Ph.D.
elect directors                                       Michael Rosenblatt, M.D.

For, except vote withheld from the
following nominee:

--------------------------------------

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.








Signature________________________________   Date ______________ 1999

Signature________________________________   Date ______________ 1999
                (IF HELD JOINTLY)

NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partner, please sign in partnership name by authorized person.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                  ARQULE, INC.

           PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 27, 1999

     The undersigned stockholder of ArQule, Inc. (the "Company") hereby appoints James R. Fitzgerald, Jr., Michael Lytton, and Lynnette C. Fallon, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of capital stock of the Company entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 27, 1999, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

                                                                     -----------
                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)     SEE REVERSE
                                                                         SIDE
                                                                     -----------